AMENDMENT
to
MONEY MANAGER AGREEMENT
and SCHEDULE I
THIS AMENDMENT is entered into as of June 1, 2016, between Kopernik Global Investors, LLC (the Manager) and TIFF
Investment Program (TIP) for its TIFF Multi-Asset Fund (the
Fund).

Recitals

WHEREAS, the Manager and the Fund are parties to that certain
Money Manager Agreement dated as of December 16, 2014
(the Agreement) pursuant to which the Manager serves as an investment adviser to the Fund; and

WHEREAS, pursuant to Section 11 of the Agreement, the parties hereto desire to amend and restate Schedule I to the Agreement to update the fee schedule; and

WHEREAS, the Manager represents that there will be no change in (a) the nature, quality or extent of services to be provided by the Manager; (b) the investment advisory or other services provided to the Fund; or (c) the personnel providing such services as a result of this amendment.

NOW, THEREFORE, intending to be legally bound, the parties hereto agree as follows:

1.	Amendment.
(a)	Section 6(a) is hereby amended by deleting in
the second line thereof the words by the tenth business day of the month following the month to which the fee relates.

(b)	Schedule I to the Agreement is hereby deleted
in its entirety and replaced with the Amended and Restated Schedule I attached hereto.

2.	Miscellaneous.

(a)	This Amendment shall be effective as of June 1,
2016.

(b)	Except as amended hereby, the Agreement
shall remain in full force and effect.

(c)	All capitalized terms used herein and not
otherwise defined herein shall have the
meanings ascribed to them in the Agreement.

(d)	This Amendment may be executed in two or
more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.




       IN WITNESS WHEREOF, each party hereto has caused this Amendment to be executed by its duly authorized officer, as the case may be, as of the date and year first above written.
TIFF Investment Program
	Kopernik Global Investors, LLC
On behalf of the Fund by

By:  /s/ Kelly A. Lundstrom         				By:  /s/ Robert
Lamont

Title:  Vice President              				Title:  General
Counsel & CCO
































Amended and Restated
Schedule I
Dated as of June 1, 2016

to the

Money Manager Agreement (the Agreement)
Dated as of December 16, 2014

 between
Kopernik Global Investors, LLC (the Manager) and
TIFF Investment Program for its TIFF Multi-Asset Fund (the
Fund)

Fee Calculation

Compensation
As compensation for the services performed and the facilities and personnel provided by the Manager for the Fund pursuant to this Agreement, the Fund will pay to the Manager (i) an asset based fee (the Investment Management Fee) plus (ii) a performance based fee (the Performance Based Fee), each as described below.

All capitalized terms used but not defined in this Schedule I shall have the meanings ascribed to them in the Agreement.

Certain Defined Terms
Calculation Period: Calculation Period means the period that (a) begins on the later of (i) January 1 of any year for which compensation is to be paid pursuant to this Agreement, (ii) June 1, 2016 with respect to the Managed Assets as of that date, or
(iii) as to any subsequent Tranche (as defined below), the date of the contribution pertaining to that Tranche; and (b) ends on the earlier of (i) with respect to a Tranche (or portion thereof) from which a complete (or partial) withdrawal is made, the date of such withdrawal, or (ii) December 31 of such year, even if less than 12 full months.

Tranches: The Managed Assets as of June 1, 2016, and each additional contribution of assets that is subsequently placed with the Manager, is a separate Tranche of Managed Assets, for purposes of this Fee Schedule; provided, however, that at the end of any Calculation Period for which a Performance Based
Fee has been paid with respect to two or more Tranches, those two (or more) Tranches and the Opening Balances of their respective Net Asset Value Memorandum Accounts shall be combined into a single Tranche with a single Net Asset Value Memorandum Account, the Opening Balance of which will become the Opening Value of the Hurdle Memorandum
Account for the newly formed Tranche. For purposes of calculating the Performance Based Fee, withdrawals from the various Tranches will be deemed to occur on a first-in first-out basis. For the avoidance of doubt, the payment of fees hereunder out of the Managed Assets shall not be considered to be a withdrawal.

Opening Balance: A memorandum account shall be established for each Tranche (each a Net Asset Value Memorandum
Account), each with an opening balance (Opening Balance) to be determined in accordance with this paragraph. The Opening Balance for the first Calculation Period of the Tranche pertaining to the Managed Assets as of June 1, 2016 shall be equal to the net asset value of the Managed Assets as of the close of business on May 31, 2016, computed as described in the Funds registration statement. The Opening Balance for the first Calculation Period of each subsequent Tranche shall be equal to the amount of the contribution pertaining to such Tranche. For each subsequent Calculation Period, the Opening Balance of the Net Asset Value Memorandum Account for each Tranche shall be equal to (a) the net asset value of the Managed Assets of such Tranche as of the last day of the Calculation Period just ended, minus (b) the dollar amount of the Performance Based
Fee to be paid with respect to such Calculation Period, if any; provided, however, that in the event of a withdrawal of a portion of a Tranche (i) on a date other than December 31, the Opening Balance of the Net Asset Value Memorandum Account in respect of the remaining Managed Assets in such Tranche for the Calculation Period in which the withdrawal occurred shall be adjusted, or (ii) on December 31, the Opening Balance of the Net Asset Value Memorandum Account in respect of the remaining Managed Assets in such Tranche for the Calculation Period immediately following the Calculation Period in which the withdrawal occurred shall be adjusted, in each case, by multiplying the Opening Balance of such Net Asset Value
Memorandum Account by (a) one (1), minus (b) a fraction, the numerator of which is the dollar amount withdrawn and the denominator of which is the net asset value of the Managed
Assets attributable to that Tranche on the date of, but prior to, the withdrawal.

Hurdle: A separate Hurdle shall be calculated for each Tranche. A memorandum account shall be established for each Tranche
(a Hurdle Memorandum Account), each with an opening value (Opening Value) to be determined in accordance with this paragraph. The Opening Value for each Tranches first
Calculation Period shall be equal to such Tranches Opening Balance. For each subsequent Calculation Period, the Opening Value of the Hurdle Memorandum Account for each Tranche shall be determined as follows: (i) if a Performance Based Fee was paid in respect of a Tranche for a Calculation Period, the Opening Value of the Hurdle Memorandum Account for the immediately succeeding Calculation Period shall be equal to the Opening Balance of the Net Asset Value Memorandum Account for such Tranche for such succeeding Calculation Period; and (ii) if no Performance Based Fee was paid in respect of a Tranche for a Calculation Period, the Ending Value (as defined below) of the Hurdle Memorandum Account for such Tranche as of the last day of the Calculation Period just ended shall be the Opening Value of the Hurdle Memorandum Account for such
Tranche in the immediately succeeding Calculation Period.

In the event of a withdrawal of a portion of a Tranche on a date other than December 31, the Opening Value of the Hurdle Memorandum Account in respect of the remaining Managed
Assets in such Tranche for the Calculation Period in which the withdrawal occurred shall be adjusted by (i) multiplying the Opening Value of such Hurdle Memorandum Account by (a) one
(1), minus (b) a fraction, the numerator of which is the dollar amount withdrawn and the denominator of which is the net asset value of the Managed Assets attributable to that Tranche on the date of, but prior to, the withdrawal, and then (ii) increasing the result by (a) the amount, if any, by which the net asset value of the Managed Assets attributable to that Tranche as of the date of withdrawal was less than the Ending Value of the Hurdle Memorandum Account applicable to that Tranche as of the date of withdrawal (the Underperformance), multiplied by (b) a fraction, the numerator of which is the dollar amount withdrawn and the denominator of which is the net asset value of the Managed Assets attributable to that Tranche on the date of, but prior to, the withdrawal.

In the event of a withdrawal of a portion of a Tranche on December 31, if no Performance Based Fee was paid in respect of the Tranche from which the assets were withdrawn, the Opening Value of the Hurdle Memorandum Account in respect of such Tranche for the Calculation Period immediately following the Calculation Period in which the withdrawal occurred shall be (a) the Ending Value of such Hurdle Memorandum Account for such Tranche as of the last day of the Calculation Period just ended, minus (b) the dollar amount withdrawn.

In the event of a complete withdrawal of a Tranche (i) on a date other than December 31, the Opening Value of the Hurdle Memorandum Account in respect of each remaining Tranche for the Calculation Period in which the withdrawal occurred shall be adjusted, or (ii) on December 31, the Opening Value of the Hurdle Memorandum Account in respect of each remaining
Tranche for the Calculation Period immediately following the Calculation Period in which the withdrawal occurred, shall be adjusted, in each case, by increasing the Opening Value of each Hurdle Memorandum Account in respect of each remaining
Tranche by a proportionate share (based on the Managed
Assets in each remaining Tranche compared to the aggregate remaining Managed Assets in all Tranches) of the Underperformance, if any, applicable to the Tranche that was withdrawn.

The ending value (the Ending Value) of the Hurdle
Memorandum Account for each Tranche for each Calculation
Period shall be equal to the Opening Value of the Hurdle
Memorandum Account for such Calculation Period multiplied by the sum of (i) one (1), plus (ii) the percentage return of the MSCI All Country World Index, Net Dividends Reinvested, USD ticker:
NDUEACWF for such Calculation Period.

Investment Management Fee: The Fund will pay the Manager an asset based fee of 10 basis points (0.10%) per annum, calculated monthly as of the last day of the calendar month based on the average daily net assets (gross of expenses except custodian transaction charges, the Investment Management
Fee, and the Performance Based Fee) of the Managed Assets for the month to which the fee relates, computed as described in the Funds registration statement. The Investment Management
Fee will be paid no later than the last day of the month immediately following the end of the month to which the fee relates and will be prorated for any period that is less than a full calendar month. The Investment Management Fee will be paid from the Managed Assets, except for those fees payable subsequent to a complete withdrawal of the Managed Assets which will be paid out of other Fund assets.

Calculation and Payment of Performance Based Fee:   For each
Calculation Period, the Performance Based Fee pertaining to a Tranche will be equal to 20% of the amount, if any, by which the net asset value of the Managed Assets attributable to that Tranche at the end of the Calculation Period exceeds the Ending Value of the Hurdle Memorandum Account applicable to that Tranche for such Calculation Period (the Outperformance); provided, however, that in the event of a withdrawal of a portion of a Tranche on a date other than December 31, the Performance Based Fee pertaining to such withdrawn assets shall be determined immediately prior to such withdrawal and will be equal to 20% of the Outperformance multiplied by a fraction, the numerator of which is the dollar amount withdrawn and the denominator of which is the net asset value of the Managed Assets attributable to that Tranche on the date of, but prior to, the withdrawal. Performance Based Fees shall be payable in arrears in the month that follows the last calendar month of the Calculation Period. Performance Based Fees and payment thereof shall be calculated separately for each Tranche. Performance Based Fee shall be paid from the applicable Tranche.